SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25
                           NOTIFICATION OF LATE FILING

                         Commission File Number 0-24900

                              Cusip Number 45056410

                                  (Check One):


|_| Form 10-K or Form 10-KSB |_| Form 20-F |X| Form 11-K |_|Form 10-Q or Form 10-QSB |_| Form N-SAR

For Period Ended: 12/31/97

[ ] Transition Report on Form 10-K
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR

For the Transition Period Ended: _____________________________________
------------------------------------------------------------------------
Read Attached Instruction Sheet Before Preparing Form. Please Print or
Type.

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
------------------------------------------------------------------------

If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates: N/A
----------------------------------------------------------------------
PART I -- REGISTRANT INFORMATION
----------------------------------------------------------------------
Full Name of Registrant
                                        ITI Technologies, Inc.
----------------------------------------------------------------------
Former Name if Applicable
                                                  N/A
----------------------------------------------------------------------
Address of Principal Executive Office (Street and Number)

                                        2266 North Second Street
 ---------------------------------------------------------------------
                            City, State and Zip Code

                                        North St. Paul, MN 55109
 ---------------------------------------------------------------------

PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

|X|   (a)   The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

|X|   (b)   The subject annual report, semi-annual report, transition report on
            Form 10-K or Form 10-KSB, Form 20-F, Form 11-K, or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

|_|   (c)   The accountant's statement or other exhibit required by Rule
            12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail why the Form 10-K and Form 10-KSB, 20-F, 11-K, 10-Q and Form 10-QSB, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

     The registrant was unable to file its report on Form 11-K due on June 29, 1998 because certain information necessary for the proper presentation of the financial statements required for Form 11-K was incomplete as of that date.

PART IV--OTHER INFORMATION


(1) Name and telephone number of person to contact in regard to this notification:

    Jack A. Reichert          612            777-2690
------------------------  -----------  ------------------
         (Name)           (Area Code)  (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s) |X| Yes |_| No
--------------------------------------------------------------------------------

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? |_| Yes |X| No

================================================================================

                             ITI Technologies, Inc.
                  --------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  June 29, 1998                  By:  /s/ Jack A. Reichert


INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

------------------------------------ATTENTION-----------------------------------
            Intentional misstatements or omissions of fact constitute
                Federal Criminal Violations (See 18 U.S.C. 1001).
--------------------------------------------------------------------------------